Exhibit 10.2

April 1, 2008

Leslie Goldmann

Dear Leslie:

This letter will serve as confirmation of the updated terms of your compensation.

Compensation:

INCREASE	CURRENT	NEW
BASE SALARY:	$475,000	$550,000

IC TARGET %:	60%	60%

TOTAL COMP:	$760,000	$880,000

Your new Base Salary will be effective immediately.

Since IC can range from %0 to 200%, at your new base salary, you will receive a minimum total compensation of $550,000 and a maximum of $1,210,000, over the course of the next 12 months.

In addition, you will receive 100,000 option shares of New York & Company common stock.  70,000 will be issued at a strike price of $4.74 and 30,000 at a strike price equal to closing price on the date of the next Board of Directors meeting.  These options are subject to the terms and conditions as set forth in our Option Plan.

You will also be eligible for a one-time bonus of $500,000 two years from the date of this letter (April 1, 2008). This bonus will be repayable to the company, if you should choose to leave the business within 1 year of the payment date.

Leslie, I hope that this compensation change demonstrates our commitment to you. I look forward to working together to build a great future. If you have any questions please let me know or contact Sandra.

Sincerely,

/s/ Richard P. Crystal
Richard P. Crystal
Chairman and Chief Executive Officer